Exhibit 5.1
[Letterhead of Buchanan Ingersoll & Rooney PC]
July 15, 2009
Kennametal Inc.
World Headquarters
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231

Re:	Prospectus Supplement Filed Pursuant to 424(b)(5) by Kennametal Inc.
Ladies and Gentlemen:
     We have acted as counsel to Kennametal Inc., a Pennsylvania corporation (the “Corporation”), in connection with the Corporation’s filing of a prospectus supplement, dated July 10, 2009, and the accompanying prospectus, dated July 8, 2009, filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (collectively, the “Prospectus Supplement”), covering an aggregate of 8,050,000 shares of the Corporation’s capital stock, par value $1.25 per share (the “Shares”), including up to 1,050,000 Shares which may be sold at the underwriters’ option. The Prospectus Supplement forms a part of the Registration Statement on Form S-3 (Registration No. 333-160474) filed by the Corporation with the Securities and Exchange Commission (the “SEC”) on July 8, 2009 (the “Registration Statement”).
     We have examined and relied upon the Prospectus Supplement, the Registration Statement, the Underwriting Agreement dated July 9, 2009, among the Corporation and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriting Agreement”), the Amended and Restated Articles of Incorporation (the “Restated Articles”) and Restated Bylaws (the “Bylaws”) of the Corporation, the corporate minute books of the Corporation as provided to us by the Corporation, and originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.
     In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Corporation. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Corporation and of its officers, directors and other representatives.

Kennametal Inc.
July 15, 2009

     We have assumed that, other than with respect to the Corporation, all of the documents referred to in this opinion letter have been duly authorized by, have duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
     We are opining on the Pennsylvania Business Corporation Law, the Pennsylvania Constitution and any reported decisions interpreting these laws, and we express no opinion with respect to the applicability thereto, or the effect thereon of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.
     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and upon the issuance and delivery of the Shares and the receipt by the Corporation of all consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours, BUCHANAN, INGERSOLL & ROONEY PC
By:	/s/ Lewis U. Davis, Jr.
Lewis U. Davis, Jr.
Assistant Vice President-Opinions